EXHIBIT 11

                            FBL FINANCIAL GROUP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         THREE MONTHS ENDED MARCH 31,
                                                                       -------------------------------
                                                                           1997               1996
                                                                       ------------       ------------
PRIMARY
  Average shares outstanding                                             18,859,800         23,859,800
  Net effect of stock options - based on the treasury stock
    method using average market price                                       197,648               --
                                                                       ------------       ------------
  Weighted average primary shares outstanding                            19,057,448         23,859,800
                                                                       ============       ============

  Net income                                                           $     26,553       $     10,889
  Dividends on preferred stock                                               (1,250)              --
                                                                       ------------       ------------
  Net income applicable to common stock                                $     25,303       $     10,889
                                                                       ============       ============

  Net income per primary common and common equivalent share            $       1.33       $       0.46
                                                                       ============       ============

FULLY DILUTED
  Average shares outstanding                                             18,859,800         23,859,800
  Net effect of stock options - based on the treasury stock
    method using period-end market price, if higher than
    average market price                                                    232,875               --
                                                                       ------------       ------------
  Weighted average fully diluted shares outstanding                      19,092,675         23,859,800
                                                                       ============       ============

  Net income                                                           $     26,553       $     10,889
  Dividends on preferred stock                                               (1,250)              --
                                                                       ------------       ------------
  Net income applicable to common stock                                $     25,303       $     10,889
                                                                       ============       ============

  Net income per fully diluted common and common equivalent share      $       1.33       $       0.46
                                                                       ============       ============

Note: Net income per fully diluted common and common equivalent share is not disclosed on the face of the Company's Consolidated Statements of Income because dilution is less than three percent.